Exhibit 99.2

VICI PROPERTIES INC. ANNOUNCES COMPLETION OF MANDATORY CONVERSIONS

- Preferred Stock and $250.0 Million of Junior Debt Automatically Converted into Common Shares -

LAS VEGAS (November 8, 2017) - VICI Properties Inc. (OTC: VICI) (“VICI Properties” or the “Company”), an experiential-asset focused real estate investment trust (REIT), today announced it has completed the mandatory conversion of all of the Company’s Series A Convertible Preferred Stock and the junior tranche of the Caesars Palace Las Vegas Mezzanine Debt (“CPLV Mezzanine Debt”) (collectively the “Mandatory Conversions”) into shares of the Company’s common stock.

As previously disclosed, on November 6, 2017, all of the Company’s 12 million shares of Series A Convertible Preferred Stock automatically converted into an aggregate of 51,433,692 shares of the Company’s common stock. In addition, all of the junior tranche of CPLV Mezzanine Debt, in the principal amount of $250.0 million, automatically converted into an aggregate of 17,630,700 shares of the Company’s common stock. Following completion of the Mandatory Conversions, the Company has 246,224,886 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Ed Pitoniak, Chief Executive Officer of VICI Properties said, “These conversions into common equity ownership are clear and compelling evidence of the conviction that a key segment of our ownership base has in VICI’s growth and value creation prospects. As we look at the remainder of 2017 and beyond, we are extremely focused on enhancing our balance sheet to provide a competitive cost of capital over the long term that allows us to execute on our vision in the experiential real estate segment.”

About VICI Properties
VICI Properties is an experiential real estate investment trust (REIT) that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 19 casinos comprising 32.5 million square feet and features approximately 12,000 hotel rooms and more than 150 restaurants, bars and nightclubs. Its properties are leased to leading brands such as Caesars, Horseshoe, Harrah’s and Bally’s, which prioritize customer loyalty and value through great service, superior products and constant innovation. VICI Properties also owns four championship golf courses and 53 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio. For additional information, please visit www.viciproperties.com.

Investor Contacts:
IR@viciproperties.com
Or
ICR
Jacques Cornet
Jacques.Cornet@icrinc.com, (646) 277-1285

Exhibit 99.2

Media Contacts:
ICR
Phil Denning and Jason Chudoba
Phil.Denning@icrinc.com, (646) 277-1258
Jason.Chudoba@icrinc.com, (646) 277-1249